SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                                   EVANS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, PAR VALUE $.20
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   299155101
         --------------------------------------------------------------
                                 (CUSIP Number)

--------------------------------------------------------------------------------
                                  Norman Siegal
                                Intrepid Capital
                                  3521 Oaklawn
                                     PMB 105
                               Dallas, Texas 75219
                                 (214) 526-3500
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                                  July 9, 1999
         --------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box .

      Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 299155101                                    PAGE 2 OF 14 PAGES
----------------------------                           -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Hal Robert Pettigrew, Jr. Trust
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (A)[ ] (B)[X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     WC
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Texas
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER
                      None
   NUMBER OF    ----------------------------------------------------------------
    SHARES      8     SHARED VOTING POWER
 BENEFICIALLY         41,075
   OWNED BY    ----------------------------------------------------------------
     EACH       9     SOLE DISPOSITIVE POWER
   REPORTING          None
    PERSON     ----------------------------------------------------------------
     WITH       10    SHARED DISPOSITIVE POWER
                      41,075
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       41,075
--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       3.16%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 299155101                                    PAGE 3 OF 14 PAGES
----------------------------                           -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Charles Gordon Pettigrew Trust
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (A)[ ] (B)[X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     WC
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Texas
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER
                      None
   NUMBER OF    ----------------------------------------------------------------
    SHARES      8     SHARED VOTING POWER
 BENEFICIALLY         41,075
   OWNED BY     ----------------------------------------------------------------
     EACH       9     SOLE DISPOSITIVE POWER
   REPORTING          None
    PERSON      ----------------------------------------------------------------
     WITH       10    SHARED DISPOSITIVE POWER
                      41,075
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       41,075
--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       3.16%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 299155101                                    PAGE 4 OF 14 PAGES
----------------------------                           -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Jason Crockett Pettigrew Trust
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (A)[ ] (B)[X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     WC
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Texas
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER
                      None
   NUMBER OF    ----------------------------------------------------------------
    SHARES      8     SHARED VOTING POWER
 BENEFICIALLY         41,075
   OWNED BY    ----------------------------------------------------------------
     EACH       9     SOLE DISPOSITIVE POWER
   REPORTING          None
    PERSON      ----------------------------------------------------------------
     WITH       10    SHARED DISPOSITIVE POWER
                      41,075
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       41,075
--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       3.16%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 299155101                                    PAGE 5 OF 14 PAGES
----------------------------                           -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Benjamin Virgil Pettigrew Trust
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (A)[ ] (B)[X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     WC
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Texas
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER
                      None
   NUMBER OF    ----------------------------------------------------------------
    SHARES      8     SHARED VOTING POWER
 BENEFICIALLY         41,075
   OWNED BY     ----------------------------------------------------------------
     EACH       9     SOLE DISPOSITIVE POWER
   REPORTING          None
    PERSON      ----------------------------------------------------------------
     WITH       10    SHARED DISPOSITIVE POWER
                      41,075
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       41,075
--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       3.16%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 299155101                                    PAGE 6 OF 14 PAGES
----------------------------                           -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Amy Gay Margaret Pettigrew Trust
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (A)[ ] (B)[X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     WC
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Texas
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER
                      None
   NUMBER OF    ----------------------------------------------------------------
    SHARES      8     SHARED VOTING POWER
 BENEFICIALLY         41,075
   OWNED BY     ----------------------------------------------------------------
     EACH       9     SOLE DISPOSITIVE POWER
   REPORTING          None
    PERSON      ----------------------------------------------------------------
     WITH       10    SHARED DISPOSITIVE POWER
                      41,075
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       41,075
--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       3.16%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 299155101                                    PAGE 7 OF 14 PAGES
----------------------------                           -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Clearview Investments, Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (A)[ ] (B)[X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     WC
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Texas
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER
                      None
   NUMBER OF    ----------------------------------------------------------------
    SHARES      8     SHARED VOTING POWER
 BENEFICIALLY         45,050
   OWNED BY     ----------------------------------------------------------------
     EACH       9     SOLE DISPOSITIVE POWER
   REPORTING          None
    PERSON      ----------------------------------------------------------------
     WITH       10    SHARED DISPOSITIVE POWER
                      45,050
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       45,050
--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       3.50%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 299155101                                    PAGE 8 OF 14 PAGES
----------------------------                           -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Clearview Equities, Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (A)[ ] (B)[X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     WC
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Texas
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER
                      None
   NUMBER OF    ----------------------------------------------------------------
    SHARES      8     SHARED VOTING POWER
 BENEFICIALLY         45,050
   OWNED BY     ----------------------------------------------------------------
     EACH       9     SOLE DISPOSITIVE POWER
   REPORTING          None
    PERSON      ----------------------------------------------------------------
     WITH       10    SHARED DISPOSITIVE POWER
                      45,050
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       45,050
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       3.50%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 299155101                                    PAGE 9 OF 14 PAGES
----------------------------                           -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Virgil B. Pettigrew
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (A)[ ] (B)[X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     WC
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER
                      None
   NUMBER OF    ----------------------------------------------------------------
    SHARES      8     SHARED VOTING POWER
 BENEFICIALLY         106,925
   OWNED BY     ----------------------------------------------------------------
     EACH       9     SOLE DISPOSITIVE POWER
   REPORTING          None
    PERSON      ----------------------------------------------------------------
     WITH       10    SHARED DISPOSITIVE POWER
                      106,925
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       106,925
--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       8.20%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 299155101                                    PAGE 10 OF 14 PAGES
----------------------------                           -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Norman Siegal
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (A)[ ] (B)[X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     WC
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER
                      None
   NUMBER OF    ----------------------------------------------------------------
    SHARES      8     SHARED VOTING POWER
 BENEFICIALLY         106,925
   OWNED BY     ----------------------------------------------------------------
     EACH       9     SOLE DISPOSITIVE POWER
   REPORTING          None
    PERSON      ----------------------------------------------------------------
     WITH       10    SHARED DISPOSITIVE POWER
                      16,039
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       106,925
--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       8.20%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       IN
--------------------------------------------------------------------------------

                                                             PAGE 11 OF 14 PAGES



      This Amendment No. 1 to the Statement on Schedule 13D heretofore filed on June 24, 1999, is filed by (collectively, the "Reporting Persons") a group of five trusts formed under the laws of the State of Texas (collectively, the "Trust"), Clearview Investments, Ltd. ("Clearview Ltd."), a partnership formed under the laws of Texas, whose General Partner is Clearview Equities, Inc. ("Clearview Equities"), a Texas corporation, Virgil B. Pettigrew and Norman Siegal. The Trust owns the entire limited partnership interest in Clearview Ltd. Each of the trusts comprising the Trust owns 20% of any Trust property. The five individual trusts which comprise the Trust are the Hal Robert Pettigrew, Jr. Trust, the Charles Gordon Pettigrew Trust, the Jason Crockett Pettigrew Trust, the Benjamin Virgil Pettigrew Trust, and the Amy Gay Margaret Pettigrew Trust. The sole trustee of each of the trusts comprising the Trust is Virgil B. Pettigrew.

ITEM 5 IS HEREBY AMENDED AND RESTATED TO READ AS FOLLOWS IN ITS ENTIRETY:

Item 5. Interest in Securities of the Issuer.

            (a) The responses of the Reporting Persons to Rows (11) through (13) of the cover page of this statement on Schedule 13D are incorporated herein by reference.

            According to the Corporation's Quarterly Report on Form 10-Q for the quarter ended November 28, 1998, as of January 18, 1999, the Corporation had issued and outstanding 1,299,961 shares of Common Stock.

            Clearview Equities is the general partner and the Trust is the limited partner of Clearview Ltd. Clearview Equities is wholly-owned by the Trust. Virgil B. Pettigrew, as trustee of the Trust, has sole investment control over all the shares held by the Trust and Clearview Equities has sole investment control over all the shares held by Clearview Ltd. As a result of such investment control, Virgil B. Pettigrew is deemed to be a beneficial owner of the Common Stock held of record by the Trust and Clearview Ltd. Under an Assignment of Interests in Proceeds Agreement (the "Siegal Agreement"), which is included as Exhibit A hereto and incorporated herein by reference, Norman Siegal has been given control over the investment in the Common Stock but his dispositive power is limited to the right to sell up to 15% of the Common Stock owned by the Trust and Clearview Ltd., which is 16,039 shares. As a result of such investment control, Norman Siegal is deemed to be a beneficial owner of 106,925 shares of the Common Stock owned of record by the Trust and Clearview Ltd.

            As of the date hereof,  (i) Virgil B.  Pettigrew  is the  beneficial owner of 106,925 shares of Common Stock, none of which are held directly by Mr. Pettigrew, which shares represent 8.20% of the outstanding Common Stock, (ii) the Trust beneficially owns 106,925 shares of Common Stock, 61,875 shares of which are owned directly by the Trust and 45,050 shares of which are owned of record by Clearview Ltd., which 106,925 shares represent 8.20% of the outstanding Common Stock, (iii) each of the five individual trusts which compose the Trust, is the direct and beneficial owner of 12,375 shares of Common Stock and, through its ownership interest in Clearview Ltd., the beneficial owner of an additional 45,050 shares of Common Stock, (iv) Clearview Ltd. beneficially owns 45,050 shares of Common Stock, all of which are owned

                                                             PAGE 12 OF 14 PAGES




directly by Clearview Ltd., which shares represent 3.50% of the outstanding Common Stock, (v) Clearview Equities, as general partner of Clearview Ltd., is the beneficial owner of 45,050 shares of Common Stock, none of which are owned directly by Clearview Equities and (vi) Norman Siegal, through the Siegal Agreement, is the beneficial owner of 106,925 shares of Common Stock, none of which are owned directly by Mr. Siegal.

            (b) The responses of the  Reporting  persons to (i) Rows (7) through
(10) of the cover page of this statement on Schedule 13D and (ii) Item 5(a) hereof are incorporated herein by reference.

            (c) Clearview Investments, Ltd. purchased a total of 45,050 shares of Common Stock through separate open market purchases of 20,400 shares on June 14, 1999, 5,500 shares on June 15, 1999, 2,800 shares on June 18, 1999, 1,750 shares on July 1, 1999, 3,000 shares on July 2, 1999 and 11,600 shares on July 9, 1999. The purchase price per share was $1.12240, $1.15255, $1.19020,
$1.18750,  $1.27500 and $1.12500 on June 14, 1999, June 15, 1999, June 18, 1999,
July 1, 1999, July 2, 1999 and July 9, 1999, respectively. Except as set forth in Item 5(c) hereof, none of the Reporting Persons has effected any transaction in the Common Stock within the past 60 days.

            (d) Norman Siegal shares with the Trust, Clearview and Virgil B. Pettigrew the right to receive and the power to direct the receipt of dividends from, or the proceeds from the sale of, the 106,925 shares of Common Stock in which the Trust, Clearview and Virgil B. Pettigrew share voting and dispositve power.

            (e) Not applicable.

                                                             PAGE 13 OF 14 PAGES




SIGNATURE.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      Date: July 15, 1999


                                          HAL ROBERT PETTIGREW, JR. TRUST


                                          /S/ VIRGIL B. PETTIGREW
                                          --------------------------------------
                                          Virgil B. Pettigrew
                                          Trustee


                                          CHARLES GORDON PETTIGREW TRUST


                                          /S/ VIRGIL B. PETTIGREW
                                          --------------------------------------
                                          Virgil B. Pettigrew
                                          Trustee


                                          JASON CROCKETT PETTIGREW TRUST


                                          /S/ VIRGIL B. PETTIGREW
                                          --------------------------------------
                                          Virgil B. Pettigrew
                                          Trustee


                                          BENJAMIN VIRGIL PETTIGREW TRUST


                                          /S/ VIRGIL B. PETTIGREW
                                          --------------------------------------
                                          Virgil B. Pettigrew
                                          Trustee


                                          AMY GAY MARGARET PETTIGREW TRUST


                                          /S/ VIRGIL B. PETTIGREW
                                          --------------------------------------
                                          Virgil B. Pettigrew
                                          Trustee

                                                             PAGE 14 OF 14 PAGES




                                          VIRGIL B. PETTIGREW


                                          /S/ VIRGIL B. PETTIGREW
                                          --------------------------------------
                                          Virgil B. Pettigrew, individually

                                          CLEARVIEW INVESTMENTS, LTD.
                                          By: Clearview Equities, Inc.


                                          By: /S/ CARLA B. FULTON
                                              ----------------------------------
                                          Its: Vice President


                                          CLEARVIEW EQUITIES, INC.


                                          By: /S/ RONALD BLACK
                                              ----------------------------------
                                          Its: Vice President


                                          NORMAN SIEGAL


                                          /S/ NORMAN SIEGAL
                                          --------------------------------------
                                          Norman Siegal, individually